EXHIBIT 5


                [KEATING, MUETHING & KLEKAMP, P.L.L. LETTERHEAD]


PAUL V. MUETHING
DIRECT DIAL:  (513) 579-6516
FACSIMILE:  (513) 579-6956
E-MAIL:   PMUETHING@KMKLAWCOM


                                  April 9, 1999


Meritage Hospitality Group Inc.
40 Pearl Street, N.W., Suite 900
Grand Rapids, Michigan  49503

Ladies and Gentlemen:

     This firm is general counsel to Meritage Hospitality Group Inc. and as such, we are familiar with the Company's Articles of Incorporation, Code of Regulations and corporate proceedings generally. We have reviewed the corporate records as to the establishment of the Company's 1999 Directors' Compensation Plan which calls for the issuance of shares of Common Stock to employees of the Company and its subsidiaries. Based solely upon such examination, we are of the opinion that:

     1. The Company is a duly organized and validly existing corporation under the laws of the State of Michigan; and

     2. The Company has taken all necessary and required corporate actions in connection with the proposed issuance of 60,000 shares of Common Stock pursuant to the 1999 Directors' Compensation Plan, and the Common Stock, when issued and delivered, will be validly issued, fully paid and non-assessable shares of Common Stock of the Company free of any claim of pre-emptive rights.

     We hereby consent to be named in the Registration Statement and the Prospectus part thereof as the attorneys who have passed upon legal matters in connection with the issuance of the aforesaid Common Stock and to the filing of this opinion as an exhibit to the Registration Statement.

                                         Very truly yours,

                                         KEATING, MUETHING & KLEKAMP, P.L.L.


                                         BY:   /s/Paul V. Muething
                                            ------------------------------------
                                                  Paul V. Muething